Exhibit 99.1

John F. Burkart to Join Welltower as Executive Vice President, Chief Operating Officer

TOLEDO, Ohio June 8, 2021 /PRNewswire/ — Welltower® Inc. (NYSE: WELL) today announced that it has appointed John F. Burkart as Executive Vice President, Chief Operating Officer. Upon joining Welltower on July 19, 2021, Mr. Burkart will assume leadership responsibilities across the organization, including platform-wide operations, asset and portfolio management, data analytics, research, and joint venture partnerships. Mr. Burkart brings significant operational expertise to Welltower and will utilize a data-driven approach to drive platform efficiencies, capital allocation decisions, and technological innovation across the Company. He will serve on the Company’s executive team and investment committee, and will report to Shankh Mitra, CEO and CIO.

Prior to joining Welltower, Mr. Burkart spent 25 years at Essex Property Trust (NYSE: ESS), a best-in-class multifamily REIT, most recently serving as Senior Executive Vice President and Chief Operating Officer. As COO, Mr. Burkart held critical and wide-ranging responsibilities, including the oversight of operations, redevelopment and capital maintenance, research, and information technology. Mr. Burkart is widely-respected for his many accomplishments at Essex, including the development of its revenue management platform and the implementation of numerous technology and optimization initiatives. He was also keenly involved in the execution of Essex’s capital deployment strategy. Under his leadership, Essex consistently generated industry leading growth in net operating income.

“We are extremely fortunate to welcome someone of John’s caliber to the Welltower team,” stated Shankh Mitra, Welltower’s CEO. “I have known John for over a decade and have witnessed the tremendous value he and his team have created for shareholders through operational innovation and astute capital allocation. As with Welltower, John shares a passion for data-driven decision-making in all facets of an organization. His expertise, leadership, and strategic vision will be invaluable as we embark on a number of growth opportunities in the coming years.”

“It is with great excitement that I join the extraordinary team at Welltower,” said Mr. Burkart. “I am confident that my nearly three decades of operational experience will allow me to quickly contribute to the company’s numerous internal and external opportunities. Welltower is positioned to drive exceptional long-term growth and I am humbled to play a role in executing the company’s strategy.”

Mr. Burkart holds a BS in Finance from San Jose State University and an MBA in Real Estate from Golden Gate University.

About Welltower

Welltower Inc. (NYSE: WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers, and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower®, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada, and the United Kingdom, consisting of seniors housing, post-acute communities and outpatient medical properties. More information is available at www.welltower.com.

Contacts

Investor Relations: Krishna Soma, ksoma@welltower.com, (646) 677-8764; Matthew Carrus, mcarrus@welltower.com, (646) 677-8756; Media - Tara Gallagher, tgallagher@welltower.com, (646) 677-8742